300 -1055 W. Hastings Street

Vancouver, BC, Canada V6E 2S9

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

BUFFALO CLOSES GOLD FX ACQUISITION

Vancouver, B.C., March 31, 2006 – Buffalo Gold Ltd. (TSX-V: BUF.U) is pleased to report that it has closed its acquisition of Gold FX Limited (“Gold FX”).

Gold FX is a private Australian company with gold and uranium exploration assets in Queensland and the Northern Territory of Australia.  These projects host a number of uranium targets that have been defined based on geophysical airborne radiometric data.  While Buffalo will remain firmly focused on its core gold project at Mt. Kare in Papua New Guinea, the Gold FX acquisition will allow Buffalo to increase exposure to the uranium market with the thirteen new uranium and gold prospective tenements held by Gold FX.

With the closing of the acquisition, Buffalo is pleased to report that the highly experienced Gold FX management team has joined with Buffalo’s existing management to develop these exciting projects.  Gold FX's Australian based Chairman, John Park has joined the Buffalo Board as a non-executive director while Mark Dugmore, Gold FX’s Managing Director, has been appointed as Buffalo’s Vice-President Corporate Development.  In addition, Bob Skrzeczynski, Gold FX’s Director Exploration & Commercial and Dr. Gary Arnold, a key consultant to Gold FX, have been appointed as consultants to Buffalo

In connection with these appointments, Buffalo also reports that it has, subject to regulatory approval, granted incentive stock options entitling the purchase of up to 375,000 shares at a price of USD$1.05 per share until March 31, 2011.

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U), please visit its website at www.buffalogold.ca.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Damien Reynolds”

________________________________

Damien Reynolds,

Chairman of the Board of Directors

and Chief Executive Officer

For further information please contact:

Julie Hajduk, Investor Relations

E-mail: julie@buffalogold.ca

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ACCURACY OF THIS PRESS RELEASE